Exhibit 4.45

East Asia GE
Commercial Finance

Private & Confidential

Our Ref.: BDD/BL/07-A01131

12 June 2007

Hua Yang Printing Holdings Company Limited
Unit B, Block 1, 25/F., Tai Ping Industrial Centre
57 Ting Kok Road
Tai Po, New Territories

Attn.:	Mr. Kevin Murphy / Mr. Jackson Lam
CEO / Chief Financial Officer

Dear Sirs:

Domestic / Export Notification Factoring without Recourse Facility
Sub-limit of Domestic / Export Notification Factoring with Recourse Facility

Further to our recent discussions, we have pleasure to advise you that we have revised the existing facility granted to your company under the following terms and conditions. This letter supersedes all the terms and conditions in our facility letter dated 3 March 2004 (Ref: BDD/HT/04-A00911) and the subsequent amendment letters dated 10 March 2005 (Ref: BDD/EL/05-A00886), and 8 May 2006 (Ref: BDD/EL/06-A00663):

Net Finance Amount	:	US$4,000,000.00 for Domestic / Export Notification Factoring without Recourse Facility.

Sub-limit of US$1,000,000.00 for Domestic / Export Notification Factoring with Recourse Facility. If not utilized, this sub-limit can be added to the Domestic / Export Notification Factoring without Recourse Facility.

Mode of Advance	:
Completely at the discretion of East Asia GE Commercial Finance Limited and not exceeding 80% against invoice value meant to settle dues to you as supported by purchase orders, relevant invoice and evidence of delivery

Commission	:	Commencing on 1 May of each calendar year:

Hua Yang Printing Holdings Company Limited

Total Factored Receivables for the first US $10,000,000.00:
		-	0.80% on invoice value (Domestic / Export Notification Factoring without Recourse Facility)

		-	0.40% on invoice value (Domestic Notification Factoring with Recourse Facility)

		-	0.50% on invoice value (Export Notification Factoring with Recourse Facility)

Thereafter
		-	0.70% on invoice value (Domestic / Export Notification Factoring without Recourse Facility)

		-	0.30% on invoice value (Domestic Notification Factoring with Recourse Facility)

		-	0.40% on invoice value (Export Notification Factoring with Recourse Facility)

Minimum Commission	:	Subject to a minimum quarterly commission of US$ 10,000.00. A pro rata sum of any shortfall will be debited to your factoring account on the last day of each quarter.

Initial Payment Charge	:	For Export Notification Factoring with / without Recourse Facility

Calculated on the money advanced on an actual daily outstanding basis at a rate of 0.5% per annum. below the US Dollar Prime Rate quoted by the CitiBank of New York, i.e. at 7.75% (8.25% minus 0.5%) per annum presently, or our cost of fund plus 0.5% per annum, whichever is higher

For Domestic Notification Factoring with / without Recourse Facility

Calculated on the money advanced on an actual daily outstanding basis at a rate of 0.5% per annum below the Hong Kong Dollar Prime Rate quoted by the Hong Kong & Shanghai Banking Corporation, 7.25% (7.75% minus 0.5%) per annum presently, or our cost of fund plus 0.5% per annum, whichever is higher

Review Fee	:	An annual review fee of 0.1% on your facility amount will be debited from your account on each anniversary date of 3 March so long as the facilities are made available to you.

Customers	:	To be advised individually. All invoices on or after the signing of the receivables purchase agreement for the approved customers must be submitted to East Asia GE Commercial Finance Limited.

Hua Yang Printing Holdings Company Limited

For Domestic / Export Notification Factoring without Recourse Facility
Customer’s receivable that is due and unpaid for more than 90 days will be classified as ineligible.

For Domestic / Export Notification Factoring with, Recourse Facility
Customer’s receivable that is due and unpaid for more than 120 days will be classified as ineligible.

Verification of Invoice	:
All invoices to be discounted by us must be signed and stamped by your customers as received. We will have the right to verify with your customers on invoices submitted or discounted by us at any time we think fit. Should there be cancellation or amendment on the invoices discounted by us, we must be notified immediately.

Full Notification	:
1) All invoices discounted by us under the Export Notification Factoring with or without Recourse Facility should bear a payment clause acceptable by us. We will advise you the wordings for the payment clauses for respective customers separately.

2) All invoices discounted by us under the Domestic Notification Factoring with or without Recourse Facility must be printed/stamped as follows:

“IMPORTANT NOTICE”
This invoice and the amount due and payable hereunder has been assigned to EAST ASIA GE COMMERCIAL FINANCE LIMITED to whom this belongs. All payments should be made directly payable to:

EAST ASIA GE COMMERCIAL FINANCE LIMITED
Suite 901-903, Central Plaza
18 Harbour Road
Wanchai, Hong Kong

Any non-delivery or amendment related to this invoice should be reported to EAST ASIA GE COMMERCIAL FINANCE LIMITED at 2586 0000 within 10 days from the date hereof, and no claim will be entertained thereafter.

Copies of notification letters to your customers will be sent for your endorsement. An acknowledgement from each of your customers giving their consent to settle the accounts directly to us is required.

Hua Yang Printing Holdings Company Limited
Financial Information and Examination	:
Grand Toys International Limited and Hua Yang Printings Holdings Co. Ltd. are required to provide us with semi- annual financial statements within 90 days from the period end and annual audited financial statements within 270 days from the closing day of accounting period.

This offer is subject to our audit of your accounting books on every nine months basis although we reserve the absolute right and power to examine them at any time we may think fit.

Guarantee	:
We will continue to hold the corporate guarantees executed by Grand Toys International Limited and Hua Yang Holdings Company Limited on 4 July 2006 and 20 June 2003 respectively in favour of East Asia GE Commercial Finance Limited.

We will release the corporate guarantee executed by Zindart Limited dated 20 June 2003.

Other Conditions	:	1.
Hua Yang Holdings Company Limited is to subordinate not less than USD6,600,000.00 to Hua Yang Printing Holdings Company Limited in favour of East Asia GE Commercial Finance Limited. No repayment is allowed without the written consent of East Asia GE Commercial Finance Limited.

		2.	The subordination agreement executed by Hua Yang Holdings Company Limited and Hua Yang Printing Holdings Company Limited dated 20 June, 2003 will be superseded by Condition 1.

		3.	We will continue to hold the Receivables Purchase Agreement executed by Hua Yang Printing Holdings Company Limited in favour of East Asia GE Commercial Finance Limited.

Documentation Required:

A)	Subordination Agreement to be executed by Hua Yang Holdings Company Limited, Hua Yang Printing Holdings Company Limited and East Asia GE Commercial Finance Limited with corresponding board resolution.

B)	Board resolution of Hua Yang Printing Holdings Company Limited authorizing the Company to accept our facility letter dated 12 June 2007.

Hua Yang Printing Holdings Company Limited
The extension of the above facilities is conditional upon there being no material deterioration of the credit standing of your company as decided solely by East Asia GE Commercial Finance Limited which has the right to modify, reduce or cancel the facility at any time without prior notice.

Should you find the above acceptable, please sign and return the enclosed letter to us to signify your agreement. If accepted, you will also be required, at a date to be arranged, to execute the necessary legal documents. All our costs and expenses (including legal expenses) for the preparation, negotiation and execution of the documentation will be borne by you.

We trust that the above facilities will bring upon a mutually beneficial relationship between us. Should you have any queries, please feel free to contact our Ms. Ellen Yung at telephone number 2586 0072.

Kindly signify your acceptance of our offer by signing and returning the enclosed letter to us on or before 26 June 2007. Beyond this date, our offer will lapse without further notice.

Yours faithfully
For and on behalf of
East Asia GE Commercial Finance Limited

/s/ ELLEN YUNG	/s/ BRYAN LEUNG
Ellen Yung Vice President Team Leader - Corporate Lending	Bryan Leung Asst. Manager - Business Development Corporate Lending